EXHIBIT 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

December 18, 2019

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA 92037

Re: Amendment No. 1 to Form S-3 Registration Statement for Artelo Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Amendment No. 1 to Form S-3 Registration Statement (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale of 528,549 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), consisting of (i) 277,525 shares of Common Stock (the “Issued Shares”) issued pursuant to the Subscription Agreements (as defined below); (ii) 243,651 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the Warrants (as defined below); and 7,373 shares of common stock (the “Additional Shares”) that have been or will be issued in accordance with the Registration Rights Agreement (as defined below), in each case for the account of the selling shareholders identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. Resolutions of the Board of Directors of the Company, relating to the issuance of the Issued Shares, Warrants, and Additional Shares as certified by an officer of the Company as of the date hereof;

4. the form of the subscription agreements attached as Exhibits to the respective Resolutions of the Board of Directors of the Company (the “Subscription Agreements”);

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5. the form of the Series D Common Stock Purchase Warrant, associated with the Series D issuance which closed January 30, 2019, and the form of the Series E Common Stock Purchase Warrant, associated with the Series E issuance which closed February 21, 2019 (collectively, the “Warrants”);

6. the form of registration rights agreement associated with the Series D issuance which closed January 30, 2019 (the “Registration Rights Agreement”); and

7. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Warrant Shares.

1.	The Issued Shares have been duly authorized by the Company and the Issued Shares are validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly and validly authorized and when issued and paid for in accordance with the terms and conditions of each Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

3.	The Additional Shares have been duly and validly authorized and when issued in accordance with the terms and conditions of each Registration Rights Agreement, the Additional Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

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We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock of the Company.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

CDOL